Exhibit 99.1

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News Release

For Immediate Release

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., SVP and Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Reports Third Quarter 2004 Results

HOUSTON – November 3, 2004 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced third quarter results and activities including:

•	Production of 5.2 Bcfe for the third quarter and 16.5 Bcfe for the nine-month period ended September 30, 2004, both increases over the comparable periods in 2003;

•	Oil and gas revenues of $26.3 million for the third quarter and $83.2 million for the first nine months of 2004;

•	Net income of $0.6 million for the third quarter and $5.1 million for the first nine months of 2004;

•	Development operations and acquisitions during the third quarter relating to Ship Shoal 358, West Cameron 237, Matagorda Island 704, Vermilion 408, Garden Banks 410, Brazos 434 and High Island 76;

•	An amendment which increased the Company’s term loan by $35.0 million and reduced the overall interest rate and annual interest cost;

•	Repurchase of 79% of outstanding warrants in connection with the term loan amendment; and

•	Improved liquidity of $52.3 million in cash and cash equivalents and working capital of $31.4 million at September 30, 2004, both significant increases since year-end 2003.

Production Increase

Third quarter 2004 production of 5.2 Bcfe is a 22% increase over 2003’s comparable period and consistent with previously announced guidance of 5.0 to 6.0 Bcfe. For the first nine months of 2004, ATP produced 16.5 Bcfe, an increase of 19% over the same period in 2003. With added 2004 North Sea production, natural gas continues to comprise a larger portion of ATP’s production. Natural gas accounted for 81% of both third quarter and year-to-date production compared to approximately 60% for the same periods in 2003.

The production increases and adherence to guidance were achieved despite temporary curtailments and outages as a result of unplanned shut downs and Hurricanes Charlie, Francis and Ivan. During the third quarter of 2004 an estimated 1.1 Bcfe of production net to ATP was deferred to future periods as a result of the hurricanes and unplanned shut downs. As of September 26, 2004 all ATP-operated platforms and production facilities that were shut in as a result of the hurricanes had been returned to operation. One non-operated facility is expected to be off line until the first quarter of 2005 which we expect will defer an additional 0.2 Bcfe from 2004 and 2005 to future periods.

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During the first nine months of 2004, ATP announced successful wells at the following locations:

Helvellyn	UK Sector-North Sea	One well
Garden Banks 186	Gulf of Mexico	One well
Ship Shoal 358	Gulf of Mexico	Four wells
Matagorda Island 704	Gulf of Mexico	One well
Matagorda Island 709	Gulf of Mexico	One well
West Cameron 237	Gulf of Mexico	Three wells

These properties, along with the installation of a compressor at ATP’s Brazos 544 A platform, were significant contributors to ATP’s third quarter and first nine months of 2004 production increase compared to the same periods in 2003.

Results of Operations

For the third quarter 2004, net income was $0.6 million or $0.02 per basic and diluted share compared to a net loss in the third quarter 2003 of $15.0 million or $0.61 per basic and diluted share. For the first nine months of 2004, net income was $5.1 million or $0.21 per basic and diluted share compared to a 2003 net loss of $12.2 million or $0.54 per basic and diluted share.

Oil and natural gas revenues were $26.3 million from production of 5.2 Bcfe (81% gas) for the third quarter of 2004. Comparable amounts in the third quarter of 2003 for oil and natural gas revenues were $17.2 million from production of 4.3 Bcfe (63% gas). Primarily as a result of improvement in our risk management activities and overall higher commodity prices, ATP recognized a 38% increase in average price realizations in the third quarter of 2004, $5.04 per Mcfe, compared to $3.66 per Mcfe in the same period in 2003. From the third quarter of 2003 to the third quarter of 2004 natural gas price realizations increased 50% to $4.93 per Mcf and oil price realizations increased 29% to $33.15 per barrel.

For the third quarter of 2004, lease operating expense (LOE) was $0.80 per Mcfe, a decrease from $1.26 per Mcfe in the same period in 2003. General and administrative expenses increased to $3.3 million for the third quarter of 2004 compared to $2.8 million for the same period of 2003.

In February 2004, ATP entered into an agreement to sell an undivided 25% working interest in 10 offshore blocks in the Gulf of Mexico containing estimated reserves of 10.56 Bcfe of which 93.5% was proved undeveloped. Proceeds of $19.5 million from the sale were received in the first half of 2004 at which time the Company recognized a gain of $6.0 million.

DD&A was $2.23 per Mcfe during the third quarter 2004 compared to $1.49 per Mcfe in the third quarter of 2003. Contributing to the increase during 2004 was production from ATP’s North Sea Helvellyn well which had a DD&A rate of $3.17 per Mcfe. Helvellyn, located in the Southern Gas Basin, began producing during the first quarter of 2004 and thus had no impact in 2003.

See our selected operating statistics, balance sheet, income statement and cash flow data located within this press release for further details.

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Below are the Company’s selected operating statistics and financial information, which contain additional information on our activities for the three and nine months ended September 30, 2004 and 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Selected Operating Statistics (unaudited)

Production
Natural gas (MMcf)	4,251	2,693	13,302	8,259
Oil and condensate (MBbls)	166	265	537	931
Natural gas equivalents (MMcfe)	5,245	4,284	16,521	13,843
Gulf of Mexico (MMcfe)	4,347	4,284	12,989	13,843
North Sea (MMcfe)	898	—	3,532	—

Average Prices (includes effect of settled derivative activities)
Natural gas (per Mcf)	$4.93	$3.28	$4.95	$3.20
Oil and condensate (per Bbl)	33.15	25.74	32.18	27.08
Natural gas, oil and condensate (per Mcfe)	5.04	3.66	5.04	3.73
Lease operating expense (per Mcfe)	0.80	1.26	0.83	0.92

Other Expenses, per Mcfe
Depreciation, depletion and amortization	$2.23	$1.49	$2.25	$1.46

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$26,306	$17,179	$83,196	$56,160
Net income (loss)	597	(14,994)	5,130	(12,165)
Per share, basic and diluted	$0.02	$(0.61)	$0.21	$(0.54)

Average shares outstanding
Basic	24,572	24,503	24,542	22,454

Diluted	24,900	24,503	24,771	22,454

(1)	See oil and gas revenue reconciliation on the last table of this press release.

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Developments, Acquisitions and Sales

During the third quarter of 2004, the Company placed on production three new wells in the Gulf of Mexico: one well each at West Cameron 237, Ship Shoal 358, and Matagorda Island 704. ATP completed two wells at West Cameron 237 which are projected to be placed on production during the fourth quarter of 2004. In addition to its development program wells, ATP also began receiving revenue from the previously announced royalty interest at Vermilion 408. Thus far in 2004, ATP has completed 11 wells of which 10 are in the Gulf of Mexico and one is in the North Sea.

In its North Sea program, ATP initiated in the third quarter 2004 the previously announced 3-D seismic survey at the Cheviot Field, formerly known as the Emerald Field. ATP continues its 2004 Gulf of Mexico program with active developments at Mississippi Canyon 711, Brazos 544, West Cameron 237, Eugene Island 30, Eugene Island 71 and West Cameron 101. During the latter part of the third quarter and thus far in the fourth quarter 2004, ATP has experienced delays in performing its development program directly related to the three hurricanes mentioned previously. These delays are the result of the reduced availability of drilling and workover equipment and have negatively impacted ATP’s original development timing. However, even with these delays and the associated impact of the hurricanes, production for the year is expected to be 23.5 to 24.5 Bcfe. ATP still expects to complete and place on production four additional wells before the end of 2004.

During the third quarter of 2004, ATP was the high bidder on three blocks at the August 18, 2004 OCS Western Gulf of Mexico Offshore Lease Sale Number 192. In October, ATP was notified that its bid was accepted on Garden Banks 410. This block is adjacent to ATP’s Garden Banks 409 block, also known as Ladybug. In November, ATP was notified that its bids were accepted on the remaining two blocks, Brazos 434 and High Island 76.

For the first nine months of 2004, ATP incurred capital expenditures of $49.2 million for development operations for its oil and gas properties and $0.2 million for acquisitions compared to a total of $58.7 million ($58.2 million for development operations and $0.5 million for acquisitions) during the same period in 2003. After deducting the net proceeds from the previously discussed sale, ATP utilized cash in investing activities of $30.2 million for the first nine months of 2004 related to oil and gas acquisitions and capital expenditures. Based on currently planned developments, ATP expects to incur approximately $38.0 to $44.0 million during the fourth quarter 2004.

Capital Resources and Liquidity

On September 24, 2004 ATP executed an amendment to its Senior Secured Credit Facility. The amendment decreased by 3.25% the interest rate on the first lien portion of the facility to LIBOR plus 6.25% and increased the first lien portion from $150.0 million to $185.0 million. In conjunction with the amendment, ATP also repurchased and retired 1,926,837 of its outstanding warrants. After this transaction, outstanding warrants were reduced from 2,452,336 to only 525,499. Covenants within the facility were also amended to provide more flexibility to ATP. Collateral and the March 2009 maturity remain unchanged. After the warrant repurchase and closing costs, the amendment provided over $18.0 million of new liquidity to ATP. Additional details of the amendment can be found in the Company’s Form 8-K filed September 30, 2004.

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At September 30, 2004, ATP had working capital of approximately $31.4 million and cash and cash equivalents of $52.3 million, both improvements over the amounts at December 31, 2003. The improvements in working capital and cash are primarily the result of the previously discussed property sale and the new Senior Secured Term Loan that closed on March 29, 2004 and which was amended September 24, 2004.

Conference Call

ATP will host a conference call to discuss third quarter 2004 results on November 4, 2004 at 10:00 a.m. CST (11:00 a.m. EST). To participate in the live webcast, log on to www.atpog.com 10 minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call live via telephone dial 1-800-289-0533. A rebroadcast of the call will be available for 24 hours at 1-888-203-1112, id code 978157. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.atpog.com, for 30 days after the call.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,296	$4,564
Accounts receivable (net of allowances of $1,259 and $1,266)	31,262	15,874
Other current assets	3,597	2,461

Total current assets	87,155	22,899

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	406,242	450,858
Less: Accumulated depletion, impairment and amortization	(218,135)	(261,733)

Oil and gas properties, net	188,107	189,125

Furniture and fixtures, net	727	666
Deferred tax asset (net of allowances of $32,545 and $33,646)	—	—
Other assets, net	15,114	4,995

	15,841	5,661

Total assets	$291,103	$217,685

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$45,671	$63,054
Current maturities of long-term debt	2,200	—
Asset retirement obligation	5,603	6,102
Derivative liability	2,267	166

Total current liabilities	55,741	69,322
Long-term debt	208,120	115,409
Asset retirement obligation	16,673	15,005
Deferred revenue	787	926
Other long-term liabilities and deferred obligations	9,199	12,691

Total liabilities	290,520	213,353

Shareholders’ equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized; none issued	—	—
Common stock: $0.001 par value, 100,000,000 shares authorized	25	25
Additional paid in capital	85,118	92,277
Accumulated deficit	(84,985)	(90,115)
Accumulated other comprehensive income	1,336	3,056
Treasury stock, at cost	(911)	(911)

Total shareholders’ equity	583	4,332

Total liabilities and shareholders’ equity	$291,103	$217,685

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CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30, 2004		Nine Months Ended September 30, 2004
	2004	2003	2004	2003
Oil and gas revenues	$26,306	$17,179	$83,196	$56,160

Costs and operating expenses:
Lease operating expenses	4,176	5,390	13,618	12,719
Geological and geophysical expenses	29	161	309	461
General and administrative expenses	3,285	2,810	11,063	9,033
Credit facility and related expenses	—	—	1,850	340
Non cash compensation	—	—	—	(39)
Depreciation, depletion and amortization	11,697	6,377	37,241	20,234
Impairment of oil and gas properties	—	10,645	—	10,645
Accretion expense	500	638	1,474	2,085
(Gain) loss on abandonment	2	1,754	(271)	4,409
(Gain) on disposition of assets	—	—	(6,011)	—

Total costs and operating expenses	19,689	27,775	59,273	59,887

Income (loss) from operations	6,617	(10,596)	23,923	(3,727)

Other income (expense):
Interest income	159	12	291	46
Interest expense	(6,179)	(2,219)	(15,938)	(6,872)
Loss on extinguishment of debt	—	(3,352)	(3,326)	(3,352)
Other income (expense)	—	1,161	180	2,245

Total other income (expense)	(6,020)	(4,398)	(18,793)	(7,933)

Income (loss) before income taxes and cumulative effect of change in accounting principle	597	(14,994)	5,130	(11,660)
Income tax expense	—	—	—	(1,167)

Income (loss) before cumulative effect of change in accounting principle	597	(14,994)	5,130	(12,827)
Cumulative effect of change in accounting principle, net of tax	—	—	—	662

Net income (loss)	$597	$(14,994)	$5,130	$(12,165)

Basic and diluted income (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$0.02	$(0.61)	$0.21	$(0.57)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.03

Net income (loss) per common share	$0.02	$(0.61)	$0.21	$(0.54)

Weighted average number of common shares:
Basic	24,572	24,503	24,542	22,454

Diluted	24,900	24,503	24,771	22,454

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CONSOLIDATED CASH FLOW DATA

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$5,130	$(12,165)
Adjustments to operating activities	40,622	38,047
Changes in assets and liabilities	(38,269)	9,433

Net cash provided by operating activities	7,483	35,315

Cash flows from investing activities:
Additions to oil and gas properties	(49,365)	(58,671)
Proceeds from disposition of assets	19,200	—
Additions to furniture and fixtures	(320)	(149)

Net cash used in investing activities	(30,485)	(58,820)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	10,879
Proceeds from long-term debt	262,000	98,918
Payments of long-term debt	(165,680)	(86,580)
Deferred financing costs	(13,502)	(3,052)
Repurchase of warrants	(12,311)	—
Other	227	301

Net cash provided by financing activities	70,734	20,466

Net increase (decrease) in cash and cash equivalents	47,732	(3,039)
Cash and cash equivalents, beginning of period	4,564	6,944

Cash and cash equivalents, end of period	$52,296	$3,905

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Hedges, Derivatives and Fixed Price Contracts

(unaudited)

	2004					2005
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico:
Fixed Forwards and Swaps
Natural Gas
Volumes (MMBtu)	2,150	2,469	2,806	2,806	10,231	2,520	1,060	920	920	5,420
Price	$5.30	$4.99	$5.08	$5.13	$5.12	$5.60	$5.58	$5.57	$5.57	$5.58
Crude Oil
Volumes (MBbls)	60.5	98.5	107.5	115.0	381.5	90.0	68.3	69.0	46.0	273.3
Price	$31.09	$31.97	$33.81	$36.03	$33.57	$36.61	$39.15	$39.04	$38.01	38.09
Collars
Natural Gas
Volumes (MMBtu)	300				300
Ceiling	$5.80				$5.80
Floor	$4.40				$4.40
MMBtue
Volumes	2,513	3,060	3,451	3,496	12,520	3,060	1,470	1,334	1,196	7,060
Price/MMBtue	$5.29	$5.05	$5.18	$5.31	$5.21	$5.69	$5.85	$5.86	$5.74	$5.76

North Sea:
Swaps
Natural Gas
Volumes (MMMBtu)						270				270
Price						£4.46				£4.46

The above are hedges, derivatives and fixed price contracts that are in effect at November 3, 2004 or have settled prior to such date. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Recent Oil Hedges:

September 2, 2004: 250 bopd October - December 2004 at $43.34/Bbl.

September 2, 2004: 250 bopd January - September 2005 at $41.10/Bbl.

September 21, 2004: 250 bopd April - December 2005 at $41.01/Bbl.

Recent North Sea Gas Hedges:

September 14, 2004: 3000 MMBtu/d January - March 2005 at £4.46/MMBtu

£4.46/MMBtu approximates $8.03/MMBtu using the translation rate of $1.7994 to £1.0000 at September 30, 2004

Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Oil and gas revenues, including the effects of settled derivatives (1)	$26,462	$15,677	$83,165	$51,649
Hedging ineffectiveness for the period (2)	(186)	(12)	(206)	(279)
Derivative activities previously recognized to earnings (3)	—	1,484	—	4,694
Other (4)	30	30	237	96

Oil and gas revenue per income statements	$26,306	$17,179	$83,196	$56,160

(1)	Oil and gas revenues including the effects of settled derivative activities, a non-GAAP financial measure, differs from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the Company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	Those amounts were previously recognized in income prior to ATP’s adoption of hedge accounting in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended.
(4)	These amounts are the mark-to-market values on instruments that did not qualify for SFAS No. 133 hedge accounting treatment and the marketing activity of ATP Energy.